Exhibit (10.14)

Form of LTIP Stock Option Award Agreement

2025 STOCK AND INCENTIVE COMPENSATION PLAN
AWARD AGREEMENT
NON-STATUTORY STOCK OPTIONS

This grant notice documents an award (the “Award”) of a non-statutory stock option (“Option”) under The Procter & Gamble 2025 Stock and Incentive Compensation Plan (the “Plan”), subject to the terms and conditions of the Plan, the Regulations of the Compensation and Leadership Development Committee of the Board of Directors (“Committee”) and as set forth in this Award Agreement (including any Attachments hereto and the Exercise Instructions in place as may be revised from time to time).

Any capitalized terms used in this Agreement that are not otherwise defined herein are defined in the Plan.

Summary of Award Terms

Name of Participant:	[Name] (“Participant”)
Option Price per Share:	[Price] (“Option Price”)
Number of Shares:	[Number]
Grant Date:	[Grant Date] (“Grant Date”)
Expiration Date:	[Date not later than 10 years after Grant Date] (“Expiration Date”)
Vest Date:	[Vesting Date/Schedule]
Acceptance Deadline:	[Date]

You may access the Plan by activating this hyperlink: The Procter & Gamble 2025 Stock and Incentive Compensation Plan and the Regulations and Sub Plans by activating this hyperlink: Regulations of the Committee. If you have difficulty accessing the materials online, please send an email to Execcomp.IM@pg.com for assistance.

1.Vesting and Exercise. If you remain employed through the Vest Date, the Award will become exercisable on the Vest Date. If you leave your employer (“Employer”) before the Vest Date, the Award will be forfeited unless you meet one of the conditions listed below. If you terminate employment before the Expiration Date and prior to exercising the Award, except for the reasons listed below, the Award will be forfeited immediately upon your termination of employment. For the purposes of this Award, termination of employment will be effective as of the date that you are no longer actively employed and will not be extended by any notice period required under local law.

2.     Termination on Account of Death. In the event of death, the Vest Date for this Award becomes your date of death and the Award in its entirety remains exercisable until the Expiration Date.

3.    Termination for a Qualified Reason Listed Below. In the event you terminate employment for one of the qualified reasons listed below, after the Grant Date but before the four-week anniversary of the Grant Date, the Award will be forfeited. In the event of termination for one of the qualified reasons listed below, on or after the four-week anniversary of the Grant Date, but prior to the one-year anniversary of the Grant Date, the Award will be prorated based on the number of days you remained an employee between the Grant Date and the one-year anniversary of the Grant Date. If the termination for one of the qualified reasons listed below occurs after the one-year anniversary of the Grant Date, the entire Award will be retained. The portion of the Award that is ultimately retained will be exercisable on the Vest Date in this Award Agreement and will expire on the Expiration Date as long as you remain in compliance with the terms of the Plan, this Award Agreement, and the Regulations. Qualified termination reasons are as follows:

•Retirement or Disability;
•Termination pursuant to a written separation agreement with your Employer, the Company or their Subsidiaries and affiliates (collectively, “P&G”) that provides for equity retention; or
•Termination in connection with a divestiture or separation of any of P&G’s businesses.

4.    Restrictive Covenants. By accepting this Award, you agree to be bound by the restrictive covenants outlined in Attachment B hereto (as may be modified by Attachment C hereto).

5.    Entire Agreement. This Award Agreement, including Attachment A, Attachment B, Attachment C, and the Plan and Regulations of the Committee together constitute an agreement between the Company and you in accordance with the terms thereof and hereof, and no other understandings and/or agreements have been entered by you with the Company regarding this specific Award. Unless otherwise required by local law, any legal action related to this Award, including Article 6 of the Plan and Attachment B of this Award Agreement, must be brought in any federal or state court located in Hamilton County, Ohio, USA, and you hereby agree to accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Award. You have the right to consult with a lawyer before accepting this Award.

THE PROCTER & GAMBLE COMPANY

Bala Purushothaman

Chief Human Resources Officer

IMPORTANT

By accepting this award within your E*TRADE account, you agree to be bound by The Procter & Gamble 2025 Stock Plan, the Stock Plan Regulations of the Committee, and this Award Agreement including Attachments A, B, and C. To the extent applicable to you, as set forth in

Attachments B and C, you acknowledge that you are subject to the non-compete and non-solicitation clauses in these documents.

Attachment A

Please note that when the issue or transfer of the Common Stock covered by this Award may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency, the Company reserves the right to refuse to issue or transfer said Common Stock and that any outstanding Awards may be suspended or terminated and net proceeds may be recovered by the Company if you fail to comply with the terms and conditions governing this Award.

Nature of the Award
By completing this form and accepting the Award evidenced hereby, I acknowledge that: i) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be amended, suspended or terminated at any time; ii) Awards under the Plan are voluntary and occasional and this Award does not create any contractual or other right to receive future Awards, or benefits in lieu of an Award, even if Awards have been granted repeatedly in the past; iii) all decisions with respect to future Awards, if any, will be at the sole discretion of the Company; iv) my participation in the Plan is voluntary; v) this Award is an extraordinary item and not part of normal or expected compensation or salary for any purposes including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; vi) in the event that my Employer is not the Company, but rather an affiliate or a Subsidiary, the Award will not be interpreted to form an employment relationship with the Company; and furthermore, the Award will not be interpreted to form an employment contract with your Employer; vii) the future value of the shares purchased under the Plan is unknown and cannot be predicted with certainty, may increase or decrease in value, and potentially have no value; viii) my participation in the Plan shall not create a right to further employment with my Employer and shall not interfere with the ability of my Employer to terminate my employment relationship at any time, with or without cause; and ix) no claim or entitlement to compensation or damages arises from the termination of the Award or the diminution in value of the Award or shares purchased and I irrevocably release the Company, my Employer, and their affiliates and Subsidiaries from any such claim that may arise.

Data Privacy
P&G collects and processes your personal data in line with applicable laws and regulations and in accordance with P&G’s Global Employee Privacy Policy. I hereby explicitly consent to the collection, use, and transfer, in electronic or other form, of my personal data as described in this document for purposes of implementing, administering, and managing my participation in the Plan.

I understand that P&G holds certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in P&G, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in my favor, for the purpose of implementing, administering, and managing the Plan (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration, and management of the Plan, that these recipients may be located in my country or elsewhere (including countries outside the

European Economic Area), and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing my participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any shares of stock acquired upon exercise or settlement of the Award. I understand that Data will be held only as long as is necessary to implement, administer, and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Responsibility for Taxes
Regardless of any action P&G or my Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and that P&G and/or my Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the issuance, vesting, exercise, settlement, subsequent sale of shares acquired, receipt of any dividends or dividend equivalents, or potential impact of current or future tax legislation in any jurisdiction; and (2) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate my liability for Tax-Related Items.

Prior to exercise or settlement of an Award, I shall pay or make adequate arrangements satisfactory to P&G and/or my Employer to satisfy all withholding and payment on account obligations of P&G and/or my Employer. In this regard, I authorize P&G and/or my Employer to withhold all applicable Tax-Related Items from my wages or other cash compensation paid to me by P&G and/or my Employer or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, P&G may (1) sell or arrange for the sale of shares that I acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that P&G only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, I shall pay to P&G or my Employer any amount of Tax-Related Items that P&G or my Employer may be required to withhold as a result of my participation in the Plan or my purchase of shares that cannot be satisfied by the means previously described. P&G may refuse to honor the exercise and refuse to deliver the shares if I fail to comply with my obligations in connection with the Tax-Related Items as described in this section.

Attachment B – Restrictive Covenants

Participant Obligations. In addition to such other conditions as may be established by the Committee, in consideration of the granting of an Award under the terms of the Plan, I agree that I am subject to clauses (a) through (d) below and the other requirements set forth herein and in the Plan, including Article 6, provided, however, that such clauses may be modified or not applicable as set forth in the U.S. Non-Compete Addendum referenced in Attachment C to the Award Agreement. Finally, notwithstanding the foregoing, if I reside in a jurisdiction where the restrictions in this Attachment B are unenforceable, such provisions shall not apply to me.

(a) The right to exercise any Option or SAR may be conditional upon my certification at the time of exercise whether I either intend to remain in the employ of P&G for at least one (1) year following the date of exercise of the Option or SAR or intend to leave P&G within one (1) year following the date of exercise of the Option or SAR, but have no intention to engage in any activity that would violate the non-compete provisions contained herein.

(b) To better protect the goodwill of P&G and to prevent the disclosure of P&G’s confidential and proprietary trade secret information and thereby help ensure the long-term success of the business, I acknowledge and agree that, without prior written consent of the Chief Human Resources Officer and Chief Legal Officer of the Company, I will not engage in any activity or provide any services, whether as a director, owner (other than as a passive investor holding less than 5% of an enterprise), manager, supervisor, employee, adviser, consultant or otherwise, for a period of two (2) years following the date of my Termination of Employment, in connection with the manufacture, development, advertising, promotion, or sale of any product which is the same as or similar to or competitive with any products of P&G (including both existing products as well as products known to me, as a consequence of my employment with P&G, to be in development) in any jurisdiction throughout the world, it being acknowledged that P&G’s business activities are global in nature:

i.with respect to which my work has been directly concerned at any time during the two (2) years preceding Termination of Employment, or
ii.with respect to which I, as a consequence of my job performance and duties, acquired knowledge of confidential and proprietary trade secret information of P&G.

For purposes of this Attachment B, it shall be conclusively presumed that I have knowledge of any and all information that I was directly exposed to through actual receipt or review of memos or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

(c) To better protect P&G’s investment in its employees and to ensure the long-term success of the business, I acknowledge and agree that, without prior written consent of P&G, I will not attempt, directly or indirectly, to induce any employee of P&G to be employed or perform services elsewhere or attempt directly or indirectly to solicit the trade or business of any customer or partner of P&G for a period of five (5) years following the date of my Termination of Employment.

(d) Subject to the provisions of the section below titled “Defend Trade Secrets Act of 2016”:

i.because a main purpose of the Plan is to strengthen the alignment of interests between employees of P&G and its shareholders to ensure the continued success of P&G, I acknowledge and agree that I will not take any action that is significantly contrary to the best interests of P&G. For purposes of this Attachment B, an action taken “significantly contrary to the best interests of P&G” includes, without limitation, any action taken or threatened by me that the Committee determines has, or is reasonably likely to have, a significant adverse impact on the reputation, goodwill, stability, operation, personnel retention and management, or business of P&G;

ii.the provisions of this Attachment B are not in lieu of, but are in addition to, my continuing obligations (which I acknowledge and agree by accepting any Award under the Plan) to not use or disclose P&G’s confidential and proprietary trade secret information known to me until any particular confidential and proprietary trade secret information becomes generally known (through no fault of my own), whereupon the restriction on use and disclosure shall cease as to that item. Information regarding products in development, in test marketing or being marketed or promoted in a discrete geographic region, which information P&G is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented. As used in this Attachment B, “generally known” means known throughout the domestic United States industry or, in the case of any Participant who has job responsibilities outside of the United States, the appropriate foreign country or countries’ industry;

iii.by acceptance of any Award granted under the terms of the Plan, I acknowledge and agree that if I was, without authority, to use or disclose, or threaten to use or disclose, P&G’s confidential and proprietary trade secret information or violate or threaten to violate any other covenant of this Attachment B, P&G would be entitled to injunctive and other appropriate relief to prevent me from doing so. I acknowledge and agree that the harm caused to P&G by the breach or anticipated breach of this Attachment B is by its nature irreparable because, among other things, it is not readily susceptible of proof as to the monetary harm that would ensue. I consent that any interim or final equitable relief entered by a court of competent jurisdiction shall, at the request of P&G, be entered on consent and enforced by any court having jurisdiction over me, without prejudice to any rights either party may have to appeal from the proceedings which resulted in any grant of such relief; and

iv.I acknowledge and agree that if I am subject to P&G’s Dodd-Frank Compensation Recoupment Policy, P&G’s Senior Executive Officer Recoupment Policy, and/or any successor policy or similar policy, then such policy applies with respect to Awards under the Plan and is in addition to all other restrictions and remedies set forth herein and in this Attachment B and the Plan.

Defend Trade Secrets Act of 2016. Notwithstanding the requirements of confidentiality contained herein and in Article 6 of the Plan, the federal Defend Trade Secrets Act of 2016 immunizes me against criminal and civil liability under federal or state trade secret laws for my disclosure of trade secrets that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) to my attorney for use in a lawsuit alleging retaliation for reporting a suspected violation of law, provided that any document containing the trade secret is filed under seal and I do not otherwise disclose the trade secret, except pursuant to court order. Additionally, nothing contained in this Attachment B or Article 6 of the Plan prohibits me from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. I do not need prior authorization from P&G to make any such reports or disclosures and am not required to notify P&G about such disclosures.

If any of the provisions contained in this Attachment B or Article 6 of the Plan shall for any reason, whether by application of existing law or law which may develop after my acceptance of an Award under the Plan be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration, or territory, I agree to join P&G in requesting such court to construe such provision by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law. If any one or more of the terms, provisions, covenants, or restrictions of this Attachment B or Article 6 of the Plan shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions of this Attachment B and Article 6 of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

Attachment C – Market Supplemental Information
The following table contains additional terms and conditions and disclosures required for your home and/or host market. All Market Supplemental Information documents are links to the actual documents.

Home Market	Host Market	Document Name
US	US	U.S. Non-Compete Addendum
Any	Any	Review disclosures related to the “All Markets” section of the following document: Appendix of Market Specific Terms and Conditions
Any	Algeria, Argentina, Australia, Austria, Azerbaijan, Bangladesh, Belgium, Bosnia & Herzegovina, Brazil, Bulgaria, Canada, Chile, China, Columbia, Costa Rica, Croatia, Czech Republic, Denmark, Ecuador, Egypt, Finland, France, Germany, Hong Kong, India, Indonesia, Ireland, Israel, Italy, Japan, Kazakhstan, Kenya, Luxembourg, Mexico, Morocco, Norway, Pakistan, Panama, Peru, Philippines, Poland, Portugal, Romania, Russia, Saudi Arabia, Serbia, Senegal, Singapore, South Korea, South Africa, Spain, Sri Lanka, Sweden, Switzerland, Taiwan, Thailand, Turkey, Ukraine, United Arab Emirates, United Kingdom, Venezuela, Vietnam
Review the specific disclosure relevant to your host location in the following documents:
Appendix of Market Specific Terms and Conditions

Appendix of Employee Supplemental Information (Tax - RSUs)

Appendix of Employee Supplemental Information (Tax - Options)

Any	Canada	PG Annual Report
Not US	All except US	Estate Tax Treatment
Switzerland (Home or Host)		Swiss Tax Treatment